EXHIBIT 99.1

For Immediate Release:

Generation NEXT Franchise Brands Inc. Announces Key

Appointment to Board of Directors

San Diego, CA — (September XX, 2018) — Generation NEXT Franchise Brands, Inc. (OCTQB: VEND) announced today the appointment of Chris Maudlin to the company’s Board of Directors. Generation NEXT Franchise Brands’ flagship subsidiary, Reis & Irvy’s, is the world’s first franchise of robot-staffed, fully automated frozen dessert vending kiosks.

Maudlin is Senior Vice President and National Director of the Private Client Group with Artivest, a premier provider of alternative investment and technology solutions headquartered in New York and San Diego. Maudlin brings more than 14 years of finance and investment industry experience to Generation NEXT Franchise Brands. Prior to joining Artivest’s predecessor firm, Altegris, in 2009, Chris worked in investment advisory and wealth management roles with Merrill Lynch and Morgan Stanley. Maudlin holds a bachelor’s degree from the University of California, Davis, along with the Chartered Alternative Investment Analyst (CAIA) designation.

A Key Appointment

In joining the Board, Maudlin will serve as an Independent Audit and Compensation Committee Chairman, a key appointment for Generation NEXT as the company grows and looks to the future. The independent audit and compensation committee is charged with assisting the Board in its oversight of the integrity of the company’s financial statements and internal controls; compliance with legal and regulatory requirements and the company’s ethical standards and policies; preparing the audit committee report for inclusion in the company’s annual proxy statement; as well as oversight of executive and employee compensation and benefits.

The role is also a vital one as the company matures and strives towards a future up listing to larger capital markets with access to institutional investors.

“We’re honored to have Chris join our Board. We consider this a key appointment, one that demonstrates our commitment to implementing a Board that offers not just strategic investment but also corporate governance,” said Nick Yates, Chairman of Generation NEXT Franchise Brands. “Chris has spent his career focused on the best interest of investors.”

“I’m proud to join the Board at Generation NEXT. I’m committed to the best interests of this transformative company and its investors as it reinvents food retail,” Maudlin said.

An Industry Disruptor

Best known for its robotic frozen yogurt and ice cream franchise, Reis & Irvy’s, Generation NEXT Franchise Brands’ research and development extends far beyond refreshing robot-served treats. The company is developing and deploying robotic, artificial intelligence and blockchain solutions that solve real-world problems in food retail, especially the unattended variety - from inventory and supply chain to payments, to quantifying and forecasting customer behavior, Generation NEXT is ushering in the era of unattended food retail.

Reis & Irvy’s: Franchise Expansion Highlights

Since its debut, Reis & Irvy’s has grown to 280 franchisees across the U.S. and represents over 1,400 pending robot installations aggregating approximately $59 million. With additional contract commitments for over 3,200 robots worth an estimated $129 million ($188 million in total) in potential future revenues for Generation NEXT Franchise Brands, Inc. (VEND) is leading the way with frozen desserts, fully autonomous robotic delivery, visual and audio entertainment, and a unique retail experience. The robots accept cash, credit cards, Apple Pay, Google Wallet, PayPal and cryptocurrency such as Bitcoin.

One of the company’s more high-profile franchisees, PGA Championship golfer Phil Mickelson, announced an interest in the company, signing a contract in June to deploy 30 Reis & Irvy’s kiosks in Southern California.

For more information, visit the Reis & Irvy’s website at www.reisandirvys.com or call Toll-Free (888) 902-7558. Generation NEXT Website: www.gennextbrands.com

About Generation NEXT Franchise Brands, Inc.

Generation NEXT Franchise Brands, Inc., based in San Diego, California, is a publicly traded company on the OTC Markets trading under the symbol OTCBB: VEND. Generation NEXT Franchise Brands, Inc. is parent company to Reis and Irvy's, Inc. and Generation NEXT Vending Robots.

About Reis & Irvy's, Inc.

Reis & Irvy's, Inc. is a subsidiary franchise concept of Generation NEXT Franchise Brands, Inc. (VEND). Launched in early 2016, the revolutionary Reis & Irvy's Vending Robot serves seven different flavors of frozen yogurt, ice cream, sorbets and gelatos, and a choice of up to six custom toppings to customers within 60 seconds or less at the point of sale. The unique franchise opportunity has since established itself as a high-demand product and currently showcases a franchise network both domestically as well as internationally.

This information is not intended as an offer to sell, or the solicitation of an offer to buy, a franchise. It is for information purposes only. No Reis & Irvy's franchises will be sold to any resident of any state until the offering has been exempted from the requirements of, or duly registered in and declared effective by, such state and the required FDD (if any) has been delivered to the prospective franchisee before the sale in compliance with applicable law. Currently, the following states in the United States regulate the offer and sale of franchises: California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Oregon, Rhode Island, South Dakota, Virginia, Washington, and Wisconsin. If you reside in one of these states, or even if you reside elsewhere, you may have certain rights under applicable franchise laws or regulations.

Cautionary note on forward-looking statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, including statements regarding: our ability to generate revenue and recognize deferred revenue; our ability to timely launch delivery and installation of our frozen yogurt robots; and our ability to grow our franchising and licensing divisions and launch our corporate-owned and direct sales platforms. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "propose," "expect," "intend," "plan," "will," "may," "estimates," variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our filings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended June 30, 2017, our Quarterly Reports, and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Darren Shuster

Generation NEXT Franchise Brands, Inc.

Phone: (818) 744-1851

Email: darren@popculturepr.com

Reis & Irvy’s Website: www.reisandirvys.com

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